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                                             Exhibit 5 -- LETTER TO STOCKHOLDERS

                            CENTRAL NEWSPAPERS, INC.

                           200 East Van Buren Street
                             Phoenix, Arizona 85004
                                 (602) 444-1100

                                                                      [cni LOGO]

                                                                    July 3, 2000

Dear Stockholders:

     We are pleased to inform you that, on June 28, 2000, Central Newspapers, Inc. (the "COMPANY") entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with Gannett Co., Inc. ("PARENT") and Pacific and Southern Indiana Corp. ("PURCHASER"), Parent's wholly owned subsidiary, providing for the acquisition of the Company. Pursuant to the Merger Agreement, Purchaser has commenced a tender offer for all the outstanding shares of the Company's Class A Common Stock at $64.00 per share, and all the outstanding shares of the Company's Class B Common Stock at $6.40 per share, net to the sellers in cash (the "OFFER").

     Following the successful completion of the Offer, Purchaser will merge with and into the Company (the "MERGER"), and all the shares not purchased in the Offer will be converted into the right to receive the Offer consideration. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE MERGER, AND (3) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Enclosed with this letter is a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which describes the reasons for your Board's recommendation. Also enclosed are the Offer to Purchase by Purchaser, together with related materials, including a Letter of Transmittal to be used for tendering your shares. These materials set forth in detail the terms and conditions of the tender offer, and provide instruction on how to tender your shares. I urge you to read the enclosed materials carefully.

                                          Very truly yours,

                                          /s/ Louis A. Weil III

                                          Louis A. Weil, III